Exhibit 10.9

May 22, 2023

Mr. Jeffrey F. Biunno

Chief Financial Officer

CohBar, Inc.

Re: CohBar, Inc. Employee Retention Bonus

Ladies and Gentlemen:

Reference is made to that certain Executive Employment Agreement, dated as of November 27, 2013, as amended (the “Employment Agreement”) by and between CohBar, Inc., a Delaware corporation (the “Company”) and Jeff Biunno (“you”).

It is proposed that the Company enter into that certain Agreement and Plan of Merger on or about the date hereof (the “Merger Agreement”), with Chimera MergeCo, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) and Morphogenesis, Inc., a Delaware corporation (“Morpho”), pursuant to which, upon the terms and subject to the conditions set forth therein, at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into Morpho, with Morpho continuing as the surviving corporation and wholly-owned subsidiary of the Company (the “Merger”).

In connection with the Merger, the Board of Directors of the Company (the “Board”) has determined that it will offer you a retention bonus in the amount of $393,300 (the “Retention Bonus”), to be paid upon the execution of the Merger Agreement (the “Effective Date”). As consideration for the receipt of the Retention Bonus, you agree to the following:

1.	If you resign for any reason prior to the earliest to occur of (i) termination of the Merger Agreement, (ii) the Closing (as defined in the Merger Agreement) or (iii) the End Date (as defined in the Merger Agreement) (such date, as applicable, the “Adjustment Date”), you acknowledge and agree that, within ten (10) days following the Closing (or termination of the Merger Agreement, if earlier) you will pay to the Company, an amount equal to: $345,000 minus the product of (i) $345,000 and (ii) the quotient of (x) the number of days between the Effective Date and the last date of your employment with the Company and (y) the number of days between the Effective Date and the Adjustment Date.

2.	You agree that you will no longer be entitled to the severance compensation provided for in Section 2 of the Employment Agreement in connection with a termination of your employment for any reason following the Effective Date and prior to the first anniversary of the Effective Date; provided, however, the Company agrees that in the event your employment terminates for any reason during that period and you elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for the premiums on any COBRA coverage that you elect for yourself and the members of your immediate family for a period of six (6) months following your termination of employment.

Except as set forth in this letter agreement, the terms and conditions of the Employment Agreement remain in full force and effect in accordance with its terms.

Please execute the letter below and return the same to the Company acknowledging the terms herein.

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Very truly yours,

COHBAR, INC.

By:	/s/ Joseph J. Sarret
Name:	Joseph J. Sarret
Title:	Chief Executive Officer

[Signature Page to J. Biunno Letter Agreement]

AGREED AND ACKNOWLEDGED:

By:	/s/ Jeffrey F. Biunno
Name:	Jeffrey F. Biunno

[Signature Page to J. Biunno Letter Agreement]